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                                                                        FORTIS

April 3, 2006

Board of Directors
Union Security Insurance Company
576 Bielenberg Drive
Woodbury, MN  55125

RE: MASTERS VARIABLE ANNUITY
    MASTERS+ VARIABLE ANNUITY
    UNION SECURITY INSURANCE COMPANY
    FILE NO. 033-63799

Dear Sir/Madam:

    This opinion is furnished in connection with the registration under the Securities Act of 1933, as amended, of a certain Variable Annuity Contract (the "Contract") that will be offered and sold by Union Security Insurance Company (the "Company"). I have examined such documents (including the Form S-1 Registration Statement) and reviewed such questions of law as I considered necessary and appropriate, and on the basis of such examination and review, it is my opinion that:

1. The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of Iowa and is duly authorized by the Insurance Department of the State of Iowa to issue the Contract.

2. The form of the Contract that will be issued by the Company has been filed in states where it is eligible for approval and upon issuance will be valid and binding upon the Company.

    I hereby consent to the use of this opinion as an exhibit to the Form S-1 Registration Statement and to the reference to my name under the heading "Legal Opinions" in the prospectus included as a part of such Form S-1.

Sincerely,

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/s/ Douglas R. Lowe
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Douglas R. Lowe
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